UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 23, 2015

BOULDER BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33595	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Pearl Street – Suite 300 Boulder, Colorado		80302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (303) 652-0521

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2015, as permitted under the terms of the Agreement and Plan of Merger entered into on November 24, 2015 (the “Merger Agreement”) by and among, Pinnacle Foods Inc., a Delaware corporation, Slope Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Pinnacle Foods Inc., and Boulder Brands, Inc., a Delaware corporation (the “Company”), the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) awarded transaction bonuses to certain individuals at the Company, including a bonus of $400,000 to Ms. Christine Sacco. The transaction bonuses will be paid to the recipients, including Ms. Sacco, prior to December 31, 2015, provided that each of the recipients will be required to repay the transaction bonus amount if the closing of the merger contemplated by the terms of the Merger Agreement does not occur, or the recipient terminates his or her employment (or service) before the merger’s closing date. The transaction bonuses were awarded by the Compensation Committee in order to recognize the significant contributions made by certain individuals at the Company in connection with the Company’s process of exploring potential strategic transactions, and encourage them to remain with the Company to facilitate a successful closing of the tender offer and merger contemplated by the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 30, 2015	BOULDER BRANDS, INC. (registrant)

	By:	/s/ Timothy Kraft
Timothy Kraft
Chief Legal Officer and Corporate Secretary